Exhibit 99.1

SYMMETRY HOLDINGS INC. ANNOUNCES PRICING AND CLOSING OF $315 MILLION OFFERING OF SENIOR SECURED NOTES

New York, NY (November 15, 2007) — Symmetry Holdings Inc. (“Symmetry”) (AMEX: SHJ, SHJ-U, and SHJ-WS) today announced that it has priced and closed its previously announced private offering of $315 million aggregate principal amount of senior secured notes under Rule 144A and Regulation S. The senior secured notes have an annual coupon rate of 11.5%. The first semi-annual interest payment is due on May 15, 2008. The proceeds from the offering (net of underwriting discounts) were approximately $306 million. Symmetry used the net proceeds from the offering in partial payment of the purchase price for its acquisition of all of the issued and outstanding shares of Novamerican Steel Inc. (“Novamerican”) (NASDAQ: TONS) by way of a court-approved statutory plan of arrangement under the Canada Business Corporations Act, which closed today.

The senior secured notes were issued by Novamerican Steel Finco Inc., a wholly owned subsidiary of Symmetry, and guaranteed by Symmetry and its other existing domestic subsidiaries.

The senior secured notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent such registration or an applicable exemption from the registration requirements of the Securities Act.

This press release is not an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release and any related calls or discussions may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Symmetry, the transactions mentioned above and its business after completion of the transaction. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Symmetry’s management, are subject to risks and uncertainties (including those described in Symmetry’s and Novamerican’s public filings with the Securities and Exchange Commission), which could cause actual results, events and circumstances to differ materially from the forward-looking statements. In some cases, one can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. The reader is cautioned not to rely on these forward-looking statements. Symmetry disclaims any obligation to update these forward-looking statements.

Contact:

Karen G. Narwold, General Counsel, 646-429-1540 (office); 917-207-7924 (cell)